Exhibit 99.1

PETCO CFO to Resign Next Month

SAN DIEGO, Sept. 25 /PRNewswire-FirstCall/ — PETCO Animal Supplies, Inc. (Nasdaq: PETC - News) said today that Senior Vice President and Chief Financial Officer Rodney Carter has submitted his resignation effective Oct. 12. He joins Zale Corporation Oct. 16 as Group Senior Vice President and Chief Financial Officer. Carter will assist the company as needed in closing the pending transaction to take PETCO private on the originally anticipated schedule. Shareholders are scheduled to meet Oct. 23 to vote on that transaction.

The company said it will begin a search of qualified internal and external candidates to fill the CFO role.

“Rodney has been a valued adviser to me and has been instrumental as a member of our leadership team,” CEO James M. Myers said. “On behalf of the entire company, I thank him for his strong contributions to our progress and wish him and his family well.

“Rodney has built a team of highly experienced leaders in the finance group, and I am confident the team will handle this transition smoothly, effectively and efficiently,” Myers said.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. It operates more than 800 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at http://www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $31 million in support of more than 3,800 non-profit grassroots animal welfare organizations around the nation.